COMPLIANCE AGREEMENT

THIS COMPLIANCE AGREEMENT is made effective this 15th day of January, 2003 by and;

BETWEEN:

     MR. SEOK WOO LEE OF 1049-109 SADANG 1 DONG DONGJAK-GU SEOUL, KOREA (HEREINAFTER REFERRED TO AS "CONSULTANT")

AND:

     MERIDIAN CO., LTD., OF 4F, HEUNGSEONG BLDG., 197-3, JAMSILBON-DONG, SONGPA-GU SEOUL, REPUBLIC OF KOREA (HEREINAFTER REFERRED TO AS "MERIDIAN")

WHEREAS:

A. MERIDIAN is engaged in the research, development, manufacturing and sales of medical devices mainly for the Oriental and Natural/Alternative Medicine;

B. CONSULTANT is an investment consulting firm providing professional corporate securities services in the North America market; and

C. MERIDIAN considers it to be in its best interest to engage CONSULTANT to receive regulatory services to it on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESS THAT THE PARTIES MUTUALLY AGREE AS FOLLOWS:

1.     ENGAGEMENT
       ----------

1.1 Subject to the terms and conditions hereof, MERIDIAN hereby engages CONSULTANT to receive the regulatory services set out in Section 2.1 hereof (the "Services").

1.2 CONSULTANT's obligation to perform the Services shall commence following the completion of the list of the Services, and will continue from the Effective Date until terminated in accordance with Article 4 hereof (the "Term").

2.     SERVICES
       --------

2.1 CONSULTANT shall perform the Services so as to comply with all applicable securities legislation, the rules and policies of the SEC and NASDAQ OTC and all of the applicable law and regulation. The Services would include:

     a.   Prepare  and  file  Quarterly  report  to  SEC

     b.   Prepare  and  file  Annual  report  to  SEC

     c.   All  other  necessary financial and non-financial reports SEC and NASD

     d. Prepare the necessary information documents or packages requested by MERIDIAN

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3.     CONSIDERATION
       -------------

3.1 In consideration for the Services, MERIDIAN shall pay CONSULTANT the minimum monthly retainer of $10,000 US or number of the MERIDIAN's common shares equivalent to the value of $10,000 US ($0.17 US per share) invoiced in advance each month.

3.2 All expenses and costs other than regular monthly service fee shall be paid by cash or number of the MERIDIAN's common shares equivalent to the total amount.

4.     TERMINATION  AND  RENEWAL
       -------------------------

4.1 This agreement may be terminated by MERIDIAN upon the occurrence of any default by CONSULTANT by giving written notice to CONSULTANT by giving written notice to CONSULTANT specifying the nature of the default. A default will be defined as the occurrence of any one ore more of the following:

     a. CONSULTANT fails to perform any of the Services in the manner or within the time required herein or commits or permits a breach of or default in any of CONSULTANT's covenants, duties or obligations hereunder; or

     b. MERIDIAN acting reasonably determines that CONSULTANT or any of its principals, directors, officers, agents or employees has acted, is acting or is likely to act in a manner detrimental to MERIDIAN or has violated the confidentiality of any information as provided for in this agreement.

4.2 Upon termination of this agreement for any reason, CONSULTANT will deliver to MERIDIAN all documents pertaining to MERIDIAN or its business, including but not limited to all correspondence, reports, contracts, data bases related to MERIDIAN and anything included in the definition of "Work Product" set out in Section 5.1 hereof.

4.3 This agreement may be renewed for consecutive one year terms, on an annual basis, as agreed to by both parties at the end of the Term.

5.     CONFIDENTIALITY
       ---------------

5.1 All reports, documents, concepts and products together with any business contracts or any business opportunities prepared, produced, developed or acquired by CONSULTANT, directly or indirectly, in connection with CONSULTANT performing the Services (collectively, the "Work Product") will belong exclusively to MERIDIAN which will be entitled to all rights, interest, profits or benefits in respect thereof.

5.2 No copies, summaries or other reproductions of any Work Product shall be made by CONSULTANT without the express permission of MERIDIAN, provided that CONSULTANT is given permission to maintain one copy of the Work Product for its own use.

5.3 CONSULTANT will not disclose any information, documents or Work Product which is developed by CONSULTANT or to which CONSULTANT may have access by virtue of its performance of the Services to any person not expressly authorized by MERIDIAN for that purpose. CONSULTANT will comply with such directions as MERIDIAN may make to ensure the safeguarding or confidentiality of all such information, documents and Work Product.

5.4 CONSULTANT may not disseminate nor distribute to the media, members of the public, shareholders of MERIDIAN, prospective investors, members of the investment or brokerage community, securities regulators or any other third party any of the Work Product or any other written or printed information about MERIDIAN or its business, without MERIDIAN first reviewing and approving the Work Product or other information prior to dissemination or distribution.

6.     LAW
       ---

6.1 This agreement shall be governed by and construed in accordance with the laws of the Republic of Korea and the parties hereby irrevocably attorn to the courts of such country.





IN WITNESS THEREOF, the parties above have caused this Agreement to be duly executed, as of the day and year set out below.




SEOK  WOO  LEE




By:  /s/ Seok  Woo  Lee                               Date:  January,  15,  2003
     --------------------                                    -------------------





MERIDIAN  CO.,  LTD.,




By:  /s/ Hyeon  Seong  Myeong                           Date:  January, 15, 2003
        ------------------------------------                   -----------------
       Hyeon  Seong  Myeong,  CEO/President